Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119969) pertaining to the Halozyme Therapeutics, Inc. 2004 Stock Plan, Nonstatutory Stock Option Agreement with Andrew Kim and assumed options under Deliatroph Pharmaceuticals, Inc. and the amended and restated 2001 Stock Plan, in the Registration Statement (Form S-8 No. 333-133829) pertaining to the Halozyme Therapeutics, Inc. 2005 Outside Directors’ Stock Plan and the Halozyme Therapeutics, Inc. 2006 Stock Plan, in the Registration Statement (Form S-3 No. 333-114776) of Halozyme Therapeutics, Inc. for the registration of its common stock, in the Registration Statement (Form S-3 No. 333-120448) of Halozyme Therapeutics, Inc. for the registration of its common stock, and in the registration Statement (Form S-3 No. 333-125731) of Halozyme Therapeutics, Inc. for the registration of its common stock, preferred stock, debt securities and warrants and in the related Prospectus of our report dated March 12, 2006, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ CACCIAMATTA ACCOUNTANCY CORPORATION
Irvine, California
March 9, 2007